Exhibit 99.1

News Release

American Homes 4 Rent Announces $1.25 Billion Sustainability-Linked Revolving Credit Facility

CALABASAS, Calif., April 19, 2021 — American Homes 4 Rent (NYSE: AMH) (the “Company”), a leading provider of high-quality single-family homes for rent, today announced that the Company and its operating partnership, American Homes 4 Rent, L.P. (the “Borrower”), successfully closed a $1.25 billion, sustainability-linked revolving credit facility (the “Credit Facility”), amending its existing $800 million revolving credit facility. The amended revolving credit facility provides for expanded borrowing capacity to continue to support the Company’s growth initiatives, reflects a more favorable pricing grid based on current market conditions, and includes a sustainability component based upon third-party performance measures through which overall pricing can further improve if the Company meets certain targets.

“We are pleased to announce the closing of our upsized credit facility which reflects our continued strategic focus on outsized external growth as well as dedication to sustainability and sound ESG principles,” stated Chris Lau, American Homes 4 Rent’s Chief Financial Officer. “Our flexible balance sheet and access to investment grade capital continue to be a key differentiator for American Homes 4 Rent. We appreciate the strong support from our bank group and believe the closing of our upsized credit facility reflects their confidence in our future.”

The amended revolving credit facility has an initial maturity date of April 15, 2025 and may be extended for up to one year through the exercise of two six-month extension options at the Borrower’s option if certain conditions are met. As of April 15, 2021 $80 million was outstanding under the existing revolving credit facility.

The interest rate on the amended revolving credit facility is at either LIBOR plus a margin ranging from 0.725% to 1.45% or a base rate (determined according to the greater of a prime rate, federal funds rate plus 0.5% or daily LIBOR rate plus 1.0%) plus a margin ranging from 0.00% to 0.45%. In each case the actual margin is determined based on the Company’s credit ratings in effect from time to time.

A total of 15 lenders participated in the Company’s Credit Facility, including Wells Fargo Bank, National Association as Administrative Agent and JPMorgan Chase Bank, N.A. as Syndication Agent. Additional lenders include Bank of America, N.A., PNC Bank, National Association, Raymond James Bank, N.A., Bank of Montreal, Mizuho Bank, LTD., Morgan Stanley Bank, N.A., The Bank of Nova Scotia, U.S. Bank National Association, Citibank, N.A., Regions Bank, City National Bank, Associated Bank, N.A., and BBVA USA as the Sustainability Agent. Wells Fargo Securities, LLC, JPMorgan Chase Bank, N.A., and BofA Securities, Inc. were the Joint Lead Arrangers and Joint Book Runners, and PNC Capital Markets LLC and Raymond James Bank, N.A. were Joint Lead Arrangers.

About American Homes 4 Rent

American Homes 4 Rent (NYSE: AMH) is a leader in the single-family home rental industry and “American Homes 4 Rent” is fast becoming a nationally recognized brand for rental homes, known for high-quality, good value and tenant satisfaction. We are an internally managed Maryland real estate investment trust, or REIT, focused on acquiring, developing, renovating, leasing, and operating attractive, single-family homes as rental properties. As of December 31, 2020, we owned 53,584 single-family properties in selected submarkets in 22 states.

Additional information about American Homes 4 Rent is available on our website at www.americanhomes4rent.com.

Contacts:

American Homes 4 Rent

Investor Relations

Anne McGuinness

Phone: (855) 794-2447

Email: investors@ah4r.com

American Homes 4 Rent

Media Relations

Megan Grabos

Phone: (805) 413-5088

Email: media@ah4r.com